Clawback Policy

Administration Information Schedule

Policy Name	Clawback Policy
Approval Date
Next Review Date
Last Updated Information
Title of Policy Owner	Head of People & Culture
Policy Governance Authority	Compensation Committee
Issuing Department	People & Culture
Details of Policy Approval Authority	Approved By: GWB Compensation Committee
CLAWBACK POLICY

Introduction

The Board of Directors (the “Board”) of Great Western Bancorp, Inc., (“the Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”).

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company’s future, current and former executive officers as defined in the Securities Exchange Act of 1934, as amended, and as determined by the Board in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed, and such other senior executives or employees, who may from time to time be deemed subject to the Policy by the Board (”Covered Executives”).

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Board will require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

Incentive Compensation

“Incentive Compensation” means all bonuses and other incentive and equity compensation awarded to each of the Covered Executives, the amount, payment and/or vesting of which was calculated based wholly or in part on the application of objective performance criteria measured during any part of the period covered by the restatement of any of the following; provided that such compensation is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure (reporting measures such as Net Income, Efficiency Ratio, Return on Equity, Return on Tangible Assets), which may include but are not limited to:

•	Annual bonuses and other short- and long-term cash incentives.

•	Stock options.

•	Stock appreciation rights.

•	Restricted stock.

•	Restricted share units.

•	Performance shares.

•	Performance share units.
Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board.

If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.
Exceptions
The Board shall not seek recovery to the extent it determines (i) that to do so would be unreasonable or (ii) that it would be better for the Company not to do so. In making such determination, the Board shall take into account such considerations as it deems appropriate, including, without limitation, (A) the likelihood of success under governing law versus the cost and effort involved, (B) whether the assertion of a claim may prejudice the interests of the Company, including in any related proceeding or investigation, (C) the passage of time since the occurrence of the act in respect of the applicable fraud or intentional illegal conduct and (D) any pending legal proceeding relating to the applicable fraud or intentional illegal conduct.
Due Process Rights
Before the Board determines to seek recovery pursuant to this policy, it shall provide to the Covered Executive written notice and the opportunity to be heard, at a meeting of the Board (which may be in-person or telephonic, as determined by the Board).
Manner of Repayment
If the Board determines to seek a recovery pursuant to this policy, it shall make a written demand for repayment from the Covered Executive and, if the Covered Executive does not within a reasonable period tender repayment in response to such demand, and the Board determines that he or she is unlikely to do so, the Board may seek a court order against the Covered Executive for such repayment.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:

    (a) requiring reimbursement of cash Incentive Compensation previously paid;

    (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;

    (c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;

    (d) cancelling outstanding vested or unvested equity awards; and/or

    (e) taking any other remedial and recovery action permitted by law, as determined by the Board.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.

Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Impracticability

The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

This Policy and/or Procedure is the property of Great Western Bancorp, Inc. and its affiliates and may not be copied, reproduced, stored in a retrieval system, or transmitted in any form or by any means, without proper authorization.

1